Exhibit 4.3

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (II) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.

THIS NOTE IS SUBJECT TO THE TERMS OF A PURCHASE AGREEMENT, DATED AS OF MARCH 2, 1999, A COPY OF WHICH IS ON FILE AT THE EXECUTIVE OFFICES OF MILESTONE SCIENTIFIC INC.

                            MILESTONE SCIENTIFIC INC.
                      3% SENIOR CONVERTIBLE PROMISSORY NOTE

$______________________                                            March 2, 1999
                                                          Livingston, New Jersey

            FOR VALUE RECEIVED, MILESTONE SCIENTIFIC INC., a Delaware corporation (the "Company" or "Maker") with its principal executive office at 220 South Orange Avenue, Livingston, New Jersey 07039, promises to pay to ______________________ (the "Payee" or the "holder of this Note"), having an address at _________________________, or registered assigns, the principal amount of _______________________ DOLLARS ($__________), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, or such other form as shall be acceptable by the Payee in its sole and absolute discretion together with interest as set forth in Section 1 of this Note at such times and in such amounts as set forth in Section 2 of this Note, at Payee's address designated above or at such other place as the Payee shall have notified the Company in writing at least five (5) days before such payment is due.

            This Note is one of a series of similar notes (collectively referred to as the "Notes") issued pursuant to a Purchase Agreement between the Company and Payee, dated as of March 2, 1999 (the "Agreement"), a copy of which is available for inspection at the Company's principal office. This Note is entitled to the benefit of certain terms, conditions, covenants and agreements contained in the Agreement. Unless otherwise specifically provided herein to the contrary, capitalized terms used herein shall have the same meaning ascribed to such terms in the Agreement.

      1. Interest.

            A. Except as otherwise provided in Paragraph B of this Section 1, interest on the principal amount hereof shall accrue at the rate of 3% per annum (the "Basic Rate") from the date hereof until paid in full. Interest shall be payable semiannually in arrears on March 15 and September 15 of each year commencing September 15, 1999 (each such date, an "Interest Payment Date").

            B. (a) If an Event of Default (as defined in the Agreement) shall have occurred and shall continue while this Note is outstanding, interest on the unpaid principal balance of this Note shall accrue at a rate equal to the lesser of (i) 3% over the interest rate otherwise then in effect or (ii) the maximum rate permitted by law (such rate is hereinafter referred to as the "Default Rate").

                  (b) In the event a registration statement covering the shares of the Company's Common Stock (as defined below) into which this Note is convertible pursuant to the terms hereof and any such shares that may be issued as payment of interest due on this Note (collectively, the "Registerable Securities") is not effective on or before June 15, 1999, in accordance with the terms of a Registration Rights Agreement between the Company and the Payee, dated as of March 2, 1999, interest on the principal amount hereof shall accrue at the rate of 10% per annum from such date until the earlier of (x) the effective date of a registration statement covering the Registerable Securities or (y) the date on which the Registerable Securities are salable pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, during a period of not more than 90 days.

            C. Interest as aforesaid shall be calculated on the basis of actual number of days elapsed over a year of 360 days.

            D. At the option of the Company, interest shall be payable either in cash or in shares of the Company's common stock, par value $.001 per share (the "Common Stock"), valued at the average closing bid price per share of Common Stock for the five trading days ending the day prior to the Interest Payment Date.

      2. Principal. The entire outstanding principal amount of this Note shall be due and payable on the Maturity Date (as defined below).

      3. Maturity. This Note shall mature, and the entire principal amount hereof and all accrued but unpaid interest thereon, shall be due in full on March 15, 2003 (the "Maturity Date").

      4. Conversion.


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

            A. Conversion. At the option of the holder of this Note, the principal amount of this Note shall be converted into shares of Common Stock as set forth in this Section 4 (the "Conversion Right").

            B. Conversion Price. The price per share at which the Notes shall be converted into shares of Common Stock (the "Conversion Price") shall be as follows:

   If the Conversion Right is exercised before
                    March 17                             Conversion Price
                      2000                                    $2.50
                      2001                                    $3.00
                      2002                                    $5.00
                      2003                                    $6.00

            C. Adjustment of Conversion Price.

                  (i) In case the Company shall pay or make a dividend or other distribution on any class or series of capital stock of the Company in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding on a fully diluted basis at the close of business on the date fixed for such determination, and the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph (i), the number of shares of Common Stock at any time outstanding shall not include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

                  (ii) If the outstanding shares of Common Stock are subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                  (iii) In the event of any reclassification of the shares of Common Stock into securities including securities other than Common Stock (other than any reclassification upon a consolidation or merger to which Section 4D applies) lawful and adequate provisions shall be made so that Payee shall thereafter have the right to receive upon


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

the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Company immediately theretofore receivable upon the exercise of the Conversion Right, such securities as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock had Payee exercised the Conversion Right immediately prior to such reclassification.

                  (iv) The Company may make such reductions in the Conversion Price, in addition to those required by paragraphs (i), (ii) and (iii) of this
Section 4C, as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

                  (v) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this paragraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest cent or to the nearest one thousandth of a share, as the case may be.

            D. Provisions in Case of Consolidation, Merger or Sale of Assets. In case of any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company) or any sale or transfer of all or substantially all of the assets of the Company, the entity formed by such consolidation or resulting from such merger or which acquires such assets, or the Company if the Company is the survivor of the merger, as the case may be, shall execute and deliver to the holder of this Note a replacement note providing that such replacement note shall be convertible as specified herein, to convert such note only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which this Note was convertible immediately prior to such consolidation, merger, sale or transfer, assuming the holder of Common Stock of the Company (i) is not a person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be ("Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his rights or election, if any, as to the kind or amounts of securities, cash and other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock of the Company held immediately prior to such consolidation, merger, sale or transfer by persons other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-electing Share"), then for the purpose of this Section 4D the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing


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

shares). Such replacement note shall provide for adjustments which, for events subsequent to the date of such replacement note, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provision of this Section 4D shall similarly apply to successive consolidations, mergers, sales or transfers.

            E. Conversion Procedure. To exercise the Conversion Right, the holder of this Note must (a) notify the Company in writing of its desire to exercise the Conversion Right, (b) surrender the Note to the Company, (c) furnish appropriate endorsements or transfer documents if required by the Company and (d) pay any transfer or similar tax, if required. The date on which all of the foregoing requirements are satisfied is the "Conversion Date". As soon as practicable after the Conversion Date, the Company shall deliver to the holder of this Note a certificate for the number of whole shares of Common Stock issuable upon the conversion and a check in lieu of any fractional share (in an amount determined in accordance with Section 4F hereof) and in payment of any accrued but unpaid interest thereon (subject to its right to pay interest with shares of its Common Stock as set forth in Section 1D hereof). The person in whose name the certificate is registered shall become the shareholder of record on the Conversion Date and, as of such date, such person's rights as a holder of this Note shall cease. A holder of this Note may convert the principal amount hereof in whole or in part.

            F. Fractional Shares. The Company will not issue fractional shares of Common Stock upon conversion of a Note. In lieu thereof, the Company will pay an amount in cash based upon the Conversion Price.

            G. Taxes on Conversion. The issuance of certificates for shares of Common Stock upon the conversion of this Note shall be made without charge to the holders for such certificates or any tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, such holders; provided, however, that in the event that certificates for shares of Common Stock are to be issued in a name other than the name of the holder of this Note, this Note when surrendered for conversion, shall be accompanied by an instrument of transfer, in form satisfactory to the Company, duly executed by such holder or his duly authorized attorney; and provided further, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificates in a name other than that of the holder of this Note, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid or is not applicable.

            H. Company to Provide Stock. All shares of Common Stock that may be issued upon exercise of the Conversion Right, or as payment of interest due on this Note, shall be, at the time of issuance, duly authorized, validly issued, fully paid and non-assessable when so issued. The Company agrees to take any and all actions that may be necessary to ensure

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

that it has a sufficient number of
shares of Common Stock to issue upon exercise of the Conversion Right.

      5. Security. This Note is an unsecured obligation of the Company.

      6. Redemption. The Company shall have the right to redeem this Note in full at any time after March 2, 2001 upon 20 days prior written notice to the holder of this Note (the "Redemption Notice"). The date on which the redemption is to occur is hereafter referred to as the Redemption Date. On the Redemption Date, the holder of this Note shall deliver the Note, marked "Cancelled", to the Company and the Company shall repay the entire principal balance of this Note and the accrued but unpaid interest thereon (subject to its right to pay interest with shares of its Common Stock as set forth in Section 1D hereof). Except as otherwise set forth in this Section 6, this Note shall not be prepayable in whole or in part.

      7. Priority. The payment of the entire principal amount of this Note, and the accrued but unpaid interest hereon, shall be senior in right of payment to all other indebtedness of the Company whether incurred prior or subsequent to the date hereof other than (i) any purchase money obligations incurred by the Company in connection with the purchase of property, (ii) all payment obligations of the Company pursuant to any capitalized lease entered into by the Company and (iii) all payables incurred by the Company in the ordinary course of its business.

      8. Events of Default and Remedies.

            A. Events of Default. Each of the following events is herein referred to as an Event of Default:

                  (i) if any representation or warranty made herein, or in the Agreement, or in any report, certificate, financial statement or other instrument furnished in connection with this Note or the Agreement, shall be false, inaccurate or misleading in any material respect when made or when deemed made hereunder;

                  (ii) any default in the payment of any principal or interest hereunder when the same shall be due and payable, whether at the due date thereof or by acceleration or otherwise;

                  (iii) any material default in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms hereof or the Agreement, and the continuance of such default unremedied for a period of twenty (20) days after written notice thereof to the Company setting forth in reasonable detail the circumstances of such Event of Default;

                  (iv) if the Company shall: (A) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties, (B) admit in writing its inability to pay its debts as they mature,
(C) make a general assignment for the benefit of


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

creditors, (D) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code, or (E) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against him or it in any proceeding under any such law, or (vi) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

                  (v) if any order, judgment or decree shall be entered, without the application, approval or consent of the Company, by any court of competent jurisdiction, approving a petition seeking reorganization of the Company, or appointing a receiver, trustee, custodian or liquidator of any of the Company, or of all or any substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days;

                  (vi) there shall be a default (taking into account lapse of notice, written notice to the Company or both) under any bond, debenture, note or other evidence of indebtedness for money borrowed or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company, whether existing on the date hereof or created subsequent to the date hereof, which default relates to the obligation to pay the principal of or interest on any such indebtedness and the effect of such default is to cause such indebtedness to become due prior to its stated maturity; or

                  (vii) if final judgment(s) for the payment of money in excess of $200,000 individually or $250,000 in the aggregate shall be rendered against the Company, and the same shall remain undischarged or unbonded for a period of thirty (30) consecutive days, during which execution shall not be effectively stayed.

            B. Remedies. Upon the occurrence of any Event of Default, and at all times thereafter during the continuance thereof: (i) this Note shall, at the option of the holder thereof, in accordance with Section 13.11 of the Agreement (except in the case of Sections 8(A)(iv) and (v) hereof, the occurrence of which shall automatically effect acceleration, regardless of any action or forbearance in respect of any prior or ongoing default or event of default which may be inconsistent with such automatic acceleration), become immediately due and payable, both as to principal, interest and premium, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Agreement to the contrary notwithstanding,
(ii) all outstanding obligations under this Note, and all other outstanding obligations on which the applicable interest rate is determined by reference to the interest rate under this Note, shall bear interest at the default rate of interest provided herein, (iii) the holder of this Note may file suit against the Company on the Note and/or seek specific performance or injunctive relief hereunder (whether or not a remedy exists at law or is adequate), (iv) the holder of this Note shall have the right, in accordance with this Note to exercise any and all remedies as such holder may determine in such holder's discretion (without any requirement of marshalling of assets, or other such requirement).


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

      9. Miscellaneous.

            A. Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or the Payee shall bind and inure to the benefit of the permitted successors and assigns of the Company and the Payee, respectively, whether so expressed or not. Any transferee or transferees of this Note, by their acceptance hereof, assume the obligations of the Payee in the Agreement with respect to the conditions and procedures for transfer of this Note.

            B. Notices. All notices, requests, consents and demands shall be given or made, and shall become effective, in accordance with the Agreement executed by the Payee and the Company.

            C. Construction. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York and any applicable laws of the United States of America, without giving effect to the conflicts or choice of law principles thereof.

            D. Enforceability. Maker acknowledges that this Note and Maker's obligations hereunder are and shall at all times continue to be absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Note and the obligations of Maker evidenced hereby, unless otherwise expressly evidenced in a writing duly executed by the holder hereof.

            E. Payment. If the date for any payment due hereunder would otherwise fall on a day which is not a Business Day, such payment or expiration date shall be extended to the next following Business Day with interest payable at the applicable rate specified herein during such extension. "Business Day" shall mean any day other than a Saturday, Sunday, or any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law to close.

            F. Waiver and Set-off. Maker hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by Payee of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance. The Payee, in addition to any other right available to it under applicable law, shall have the right, at its option, to immediately set off against this Note any monies owed by the Payee in any capacity to Maker, whether or not due, upon the occurrence of any Event of Default, even though such charge is made or entered on the books of Payee subsequent to those events.

            G. Lost Documents. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and (i) in the case of loss, theft or destruction, of indemnity satisfactory to it and (ii) in the case of


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

mutilation, of surrender for cancellation of such Note, and, in any case, upon reimbursement to the Company of all reasonable expenses incidental thereto, the Company will make and deliver in lieu of such Note a new Note of like tenor and principal amount and dated as of the original date of this Note.


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

      IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

                                        MILESTONE SCIENTIFIC INC.


                                        By:_____________________________________
                                             Leonard Osser, Chairman and
                                             Chief Executive Officer


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